MANAGEMENT AGREEMENT

America First Capital Management, LLC

Exhibit 1

Amendment Dated: June 30, 2010

Percentage of Average

Fund

Daily Net Assets

AmericaFirst Income Strategies Fund

1.00%

AmericaFirst Absolute Return Fund

1.50%

AmericaFirst Income Trends Fund

1.25%

Catalyst Funds

By:

/s/ Jerry Szilagyi

Print Name:

Jerry Szilagyi

Title:

Trustee

America First Capital Management, LLC

By: /s/ Rich Gonsalves

Print Name:Rich Gonsalves

Title: CEO